EXHIBIT 5.1
July 6, 2022
Oil Stated International, Inc.
Three Allen Center
333 Clay Street, Suite 4620
Houston, Texas 77002
Ladies and Gentlemen:
We have acted as counsel for Oil Stated International, Inc., a Delaware corporation (the “Company”), with respect to the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the selling securityholder named in the Registration Statement of 1,909,722 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).
We have also participated in the preparation of a Prospectus relating to the Common Stock (the “Prospectus”), which is contained in the Registration Statement to which this opinion is an exhibit.
In connection with the opinions expressed herein, we have examined, among other things, the (i) the Amended and Restated Certificate of Incorporation and the Fourth Amended and Restated Bylaws of the Company (the “Governing Documents”), (ii) the Registration Statement, (iii) the Prospectus, and (iv) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Registration Statement. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinions expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.
In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) the Registration Statement and any subsequent amendments (including additional post-effective amendments) will be effective and comply with all applicable laws; and (v) the Common Stock will be sold in the manner set forth in the Registration Statement and the Prospectus.

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    Oil Stated International, Inc. July 6, 2022 Page 2
Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that:
1.    the shares of Common Stock have been duly authorized; and
2.    when certificates representing the shares of Common Stock have been duly executed, countersigned, registered, and delivered (or non-certificated shares of Common Stock shall have been properly issued) in accordance with the Company’s Governing Documents, then the shares of Common Stock will be legally issued, fully paid, and nonassessable.
The foregoing opinions are limited to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Vinson & Elkins L.L.P.